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                                                                    EXHIBIT 99.1


          [ATMOS ENERGY CORPORATION LETTERHEAD AND LOGO APPEAR HERE]



Date: July 2, 2001                      Investor & Media Contact:

For Release: Immediately                Lynn Hord (972) 855-3729


               Atmos Energy Corporation Completes Acquisition of
       Louisiana Gas Service Company and LGS Natural Gas Company Assets

Dallas, Texas - Atmos Energy Corporation (NYSE: ATO) today announced that it completed its purchase of the assets of Louisiana Gas Service Company and LGS Natural Gas Company from Citizens Communications Company (NYSE: CZN) on July 1, 2001 for about $365 million in cash. The purchase increases Atmos' customer base by approximately 279,000, making Atmos the 5th largest pure gas utility in the nation and the largest natural gas utility in the State of Louisiana.

The Louisiana Gas Service Company (LGS) utility operations serve customers in Monroe and communities surrounding the City of New Orleans such as Metairie and Harvey in Jefferson Parish. LGS also serves the East Baton Rouge Parish and areas adjacent to Baton Rouge in Ascension Parish. The LGS utility operations will be integrated with Atmos' Trans Louisiana Gas Company (Trans LA) operations over the next several months and will operate under a newly created business unit identity, Atmos Energy Louisiana.

The LGS Natural Gas Company (LGSN) operations include non-regulated gas sales to industrial customers and interests in two natural gas pipelines and a salt-dome storage field. The LGSN operations will be integrated with Atmos' existing non-utility operations.

"We are very excited about expanding our operations in the State of Louisiana and the opportunities we see there for continued growth," said Robert W. Best, Chairman, President and Chief Executive Officer of Atmos Energy Corporation. "We look forward to serving our new Louisiana customers and to providing them with the highest quality customer service. We also welcome the employees of LGS and LGSN and thank them for their dedicated service and for their assistance in working with us to complete this transaction. We are pleased that Atmos has doubled its customer base over the past four years and we remain resolute and focused on continuing our tradition of growth through acquisitions".

Atmos Energy Corporation of Dallas, Texas distributes natural gas to about 1.4 million customers in 11 states through its operating divisions - Atmos Energy Louisiana, Energas Company, Greeley Gas Company, United Cities Gas Company and Western Kentucky Gas Company. The Company's non-utility operations include Woodward Marketing, Atmos Power Systems, Inc., natural gas storage, irrigation, the sale of retail products and services, and an indirect equity interest in Heritage Propane Partners. For additional information about the Company, please visit the Atmos website at www.atmosenergy.com.

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